EXHIBIT 99-4

Fidelity Bond Premium

and

Coverage Allocation Agreement

AGREEMENT, dated as of August 1, 2024, among the investment companies or series thereof listed on Appendix A, as amended from time to time (each a “Fund”).

WHEREAS, each of the Funds is registered or is a series of a Trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund is named as an insured on a joint insured fidelity bond (the “Fidelity Bond”) issued by ICI Mutual Insurance Company (the “Insurer”);

NOW THEREFORE, in consideration of the mutual covenants and benefits set forth herein, each Fund agrees as follows:

1. Each Fund shall pay a portion of the aggregate premium payable under the Fidelity Bond which portion shall be the Fund’s pro-rata share of the aggregate premium which shall be determined by calculating the proportion which the Fund’s level of coverage required under Rule 17g-1(d) of the 1940 Act, determined as of a specified date or the fiscal quarter end for each Fund nearest a specified date, bears to the aggregate limit of liability of the Fidelity Bond, as so determined, and applying said proportion to the aggregate Fidelity Bond premium. From time to time, appropriate adjustments will be made to the portion of the premium theretofore paid by a Fund, based on a subsequent change or changes in the required coverage of one or more Funds.

2. If the Insurer is willing without additional premium to add, as an insured under the Fidelity Bond, any investment company not listed on Appendix A referred to above for which Amundi Asset Management US, Inc. or an affiliate thereof is investment adviser, which may be included in the Fidelity Bond pursuant to Rule 17g-1(b) under the 1940 Act, the Funds agree (a) that such addition may be made, provided that those directors or trustees of each of the Funds who are not “interested persons” of such Funds shall approve such addition, and (b) that if such additional insured is an investment company, it may become a party to this Agreement and, whether a separate investment company or a series, such additional insured may be included within the terms “Fund” and/or “party,” as the case may be, provided that in each case any such separate investment company shall have executed and delivered to the Funds its written agreement to become a party hereto and to be bound by the terms of this Agreement.

3. In the event that the claims of loss of two or more insureds under the Fidelity Bond are so related that the Insurer is entitled to assert that the claims must be aggregated, the following rule shall determine, as among the claimants, the priority of satisfaction of the claims under the Fidelity Bond:

Proceeds in respect of a claim under the Fidelity Bond shall be applied to the unsatisfied claim (or portion thereof) of each Fund by calculating the proportion which the unsatisfied claim (or portion thereof) of each Fund bears to the total unsatisfied claims (or portions thereof) of all Funds and applying said proportion to the remaining amount of insurance paid; provided, however, that each Fund shall receive proceeds in an amount at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d) under the 1940 Act for the calendar year in which the claim arose.

4. This Agreement shall become effective as of the date hereof, and shall remain in full force and effect as to the Fidelity Bond during the bond period as specified in such bond.

5. The obligations of the Funds under this Agreement are not binding upon any of the Trustees or holders of shares of beneficial interest of any Fund or individually, but bind only the assets of any Fund, and the obligations of any series of an investment company under this Agreement are not binding on any other series of such investment company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Each Fund Listed on Appendix A hereto

By:\s\ Christopher J. Kelley
Christopher J. Kelley Secretary of of Each Fund
Listed on Appendix A

Appendix A

Pioneer Asset Allocation Trust:	Pioneer Series Trust VI:
Pioneer Solutions – Balanced Fund	Pioneer Floating Rate Fund
Pioneer Bond Fund	Pioneer Equity Premium Income Fund
Pioneer Core Trust I:	Pioneer Series Trust VII:
Pioneer High Income Municipal Portfolio	Pioneer CAT Bond Fund
Pioneer Diversified High Income Fund, Inc.	Pioneer Series Trust VIII:
Pioneer Equity Income Fund	Pioneer International Equity Fund
Pioneer Floating Rate Fund, Inc.	Pioneer Series Trust X:
Pioneer Fund	Pioneer Corporate High Yield Fund
Pioneer High Income Fund, Inc.	Pioneer Fundamental Growth Fund
Pioneer High Yield Fund	Pioneer Multi-Asset Ultrashort Income Fund
Pioneer ILS Interval Fund	Pioneer Series Trust XI:
Pioneer Mid Cap Value Fund	Pioneer Core Equity Fund
Pioneer Money Market Trust:	Pioneer Series Trust XII:
Pioneer U.S. Government Money Market Fund	Pioneer Disciplined Growth Fund
Pioneer Municipal High Income Fund, Inc.	Pioneer MAP – High Income Municipal Fund
Pioneer Municipal High Income Advantage Fund, Inc.	Pioneer Short Term Income Fund
Pioneer Municipal High Income Opportunities Fund, Inc.	Pioneer Series Trust XIV:
Pioneer Series Trust II:	Pioneer Global Sustainable Growth Fund
Pioneer AMT-Free Municipal Fund	Pioneer Global Sustainable Value Fund
Pioneer Select Mid Cap Growth Fund	Pioneer Intrinsic Value Fund

Pioneer Series Trust III:

Pioneer Disciplined Value Fund

Pioneer Series Trust IV:

Amundi Climate Transition Core Bond Fund

Pioneer Balanced ESG Fund

Pioneer Multi-Asset Income Fund

Pioneer Securitized Income Fund

Pioneer Series Trust V:

Pioneer Global Sustainable Equity Fund

Pioneer High Income Municipal Fund

Pioneer Strategic Income Fund

Pioneer Variable Contracts Trust:

Pioneer Bond VCT Portfolio

Pioneer Equity Income VCT Portfolio

Pioneer Fund VCT Portfolio

Pioneer High Yield VCT Portfolio

Pioneer Mid Cap Value VCT Portfolio

Pioneer Select Mid Cap Growth VCT Portfolio

Pioneer Strategic Income VCT Portfolio

Appendix A as of August 1, 2024